Exhibit 1.01

Conflict Minerals Report of STMicroelectronics N.V.
in accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report (the “Report”) filed as an Exhibit to our Form SD for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 and guidance in relation thereto promulgated by the Securities and Exchange Commission (the “SEC”) (collectively, the “Rule”).

In this Report, references to “ST”, “we”, “us” and “Company” are to STMicroelectronics N.V. together with its consolidated subsidiaries. Furthermore, the SEC defines “conflict minerals” as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten; we therefore ascribe the same meaning to the term “conflict minerals” when used in this Report.

In accordance with the Rule, this Report is available on our website at the following address:  http://investors.st.com.

1.	Company Overview

Business and products

We are a global leader in the semiconductor market, serving a broad range of customers across different areas.  Our products are used in a wide variety of applications, which can be broadly grouped into three areas: automotive systems, industrial systems and consumer connected devices. During 2015, our products were organized as follows1: (i) Sense & Power and Automotive Products (“SP&A”) segment, comprised of the product lines: Automotive (“APG”), Industrial & Power Discrete (“IPD”), Analog & MEMS (“AMS”) and Other SP&A; and (ii) Embedded Processing Solutions (“EPS”) segment, comprised of the product lines: Digital Product Group (“DPG”), Microcontroller, Memory & Secure MCU (“MMS”) and Other EPS.

In the first quarter of 2016, we announced that we will discontinue the development of new platforms and standard products for set-top-box and home gateway, a business which was a part of DPG in 2015, and we changed our organization to align with our strategic focus on Smart Driving and Internet of Things applications. Three new product groups were established: Automotive and Discrete Group (“ADG”); Microcontrollers and Digital ICs Group (“MDG”); and Analog and MEMS Group (“AMG”). This reorganization is effective as of the first quarter of 2016, and as a result, we now report revenue and operating income as follows:

•	Automotive and Discrete Group (ADG);

•	Microcontrollers and Digital ICs Group (MDG);

•	Analog and MEMS Group (AMG); and

•	Others, including the Imaging Product Division.

A more detailed discussion of our product categories and the products relating to each category is contained in our Annual Report on Form 20-F in relation to the 2015 calendar year which was filed with the SEC on March 16, 2016.

1 We derive less than 0.10% of our total annual revenue from sales of promotional evaluation and development boards assembled by third party subcontractors, which represent prototypical system-level applications that include our integrated circuit products as well as components originating from third parties. These boards are useful to demonstrate the features and functionality of our semiconductor products and assist our customers in transitioning from initial prototype designs to final production releases. References herein to our “products” are to our integrated circuit products (excluding such boards) representing 99.90% or more of our total annual revenue.

Manufacturing processes

The manufacture of semiconductor products requires, among other things, the mastery of the properties of conductivity, isolation and/or amplification.  The manufacturing of an integrated circuit can be divided into two phases. The first, wafer fabrication, is the extremely sophisticated and intricate process of manufacturing the silicon chip. The second, assembly, is the highly precise and automated process of packaging the die. Those two phases are commonly known respectively as “Front-End” and “Back-End”.

The manufacturing process of semiconductor products requires various materials, gases and chemicals.  We have identified tin, tantalum, tungsten and gold (collectively, “3TG”) as being among the materials necessary to the functionality or production of certain of our products manufactured during the 2015 calendar year.

Supply chain

We are not engaged in the mining and trade of minerals, nor in any refining or smelting activities.  We purchase materials, commodities, chemicals and gases which potentially contain a conflict mineral as part of their composition.  In general, we do not conduct business directly with smelters and refiners.

Because of our large size, the complexity of our products, and the depth, breadth, and constant evolution of our global supply chain, it is difficult and resource-intensive to identify actors upstream from our direct suppliers.  Accordingly, we participate in a number of industry-wide initiatives as described in section 2 below.

Conflict minerals policy

ST began to address the conflict minerals issue as early as 2007 by requiring our tantalum suppliers to confirm they were not sourcing metals from conflict areas. We are a member of the Electronic Industry Citizenship Coalition (the “EICC”), have adopted the EICC’s Code of Conduct and participate in the Global e-Sustainability Initiative (the “GeSI”) programs. We require all our suppliers and subcontractors to provide evidence that they are not sourcing 3TG through any channels that fund armed groups in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”).

Additional information on our Conflict Minerals Policy, as well as our Statement on Conflict Minerals, are available at: http://www.st.com/web/en/about_st/conflict-free_minerals.html.  In addition, the respective websites of the EICC and the GeSI are available at http://www.eicc.info/ and http://gesi.org/.  The content of any website referenced in this Report is included for general information only and is not incorporated by reference in this Report.

2.	Due Diligence Process

Design of due diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”) and the related Supplements for tin, tantalum, tungsten and gold, as well as related EICC recommendations.  The OECD is an international organization that is endorsed by the United Nations and currently offers the only recognized framework available for such use.

Management system

In addition to implementing our Conflict Minerals Policy as outlined above, evidencing our top management’s commitment to the issue, we have implemented our conflict minerals management system in alignment with the OECD Guidance.  We have established roles and duties within the Company’s relevant internal organizations involved in the program.  The roles and duties established for several key internal organizations are outlined below.

Our Corporate Quality and Social Responsibility groups are responsible for the following:

•	proactively working with our customers to define the scope and form of our conflict minerals disclosures;
•
defining the strategy and annual objectives related to the implementation of the conflict minerals programs within the Company and the coordination thereof with the appropriate internal organizations responsible for sourcing and purchasing materials and subcontracted services and products (including our Global Procurement Organization);

•
establishing the appropriate internal and external communication content on these programs through the relevant and necessary media and according to our internal processes, including, without limitation, a Company conflict minerals statement and dedicated content in our Annual Sustainability Report, both of which are available on our website; and

•	reviewing and updating our conflict minerals management procedure on a regular basis.

Our Global Procurement Organization helps to implement our conflict minerals program by supporting the communication of Company requirements to our suppliers and monitoring our suppliers’ engagement and progress in relation to our conflict minerals program.

Our Global Outsourcing Business Management group helps to implement our conflict minerals program by supporting the communication of Company requirements to Back-End subcontractors and monitoring our subcontractors’ engagement and progress in relation to our conflict minerals program.

Our Wafer Foundry group supports our conflict minerals program by communicating our requirements to wafer foundries and by monitoring our suppliers’ engagement and progress in relation to our conflict minerals program.

In addition, our conflict minerals program is included as part of our sustainability and quality strategies and is highlighted as a key objective for each of our relevant internal organizations in addition to the key internal groups discussed above, as applicable within the scope of their respective activities.  A working group with representatives from the principal organizations involved regularly reviews the progress of our conflict minerals program implementation.  Based on need as appropriate for the situation, such working group implements the appropriate risk mitigation measures.

Industry-wide initiatives

As we are a participating member of the EICC, we employ due diligence methodologies defined by a joint working group comprised of EICC and GeSI representatives. Tools available for participants in the EICC include a template known as the CFSI Reporting Template (the “Template”).  The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free sourcing policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of conflict minerals included in a company’s products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on the EICC’s website. The Template is being used by many companies in their due diligence processes related to conflict minerals.

In addition, the EICC and GeSI developed in 2010 the Conflict Free Smelter (“CFS”) program, which is a voluntary initiative in which an independent third party audits smelter procurement and processing activities and determines if the smelter has provided sufficient documentation to demonstrate with reasonable confidence that the minerals it processed originated from conflict-free sources. In September 2012, the CFS program, London Bullion Market Association (LBMA) and Responsible Jewelry Council (RJC) announced their mutual cross-recognition of gold refiner audits. All three programs focus on independent third party audits of refiners’ due diligence in conformity with the OECD Guidance, which recognizes refiners as a key “choke point” in the gold supply chain.

We, along with other leading participants in the electronics industry, rely on the CFS program or equivalent industry-wide program for audits of smelters and/or refiners.  Further details on this program are available on the website of the CFS program at the following address: http://www.conflictfreesourcing.org/conflict-free-smelter-program/.

Methodology

The Company undertook due diligence on the source and chain of custody of its necessary conflict minerals.  Our due diligence measures consisted of:

•	conducting a supply-chain survey with direct suppliers and subcontractors using the Template to identify the smelters and refiners which contribute refined conflict minerals to our products; and
•
comparing the smelters and refiners identified by direct suppliers and subcontractors via the supply-chain survey against the list of smelter facilities which have received a “conflict free” validation by the CFS program.

We conducted an inquiry, using the Template, with all of the suppliers and subcontractors which we identified within our supply chain.  All such suppliers and subcontractors responded to our due diligence inquiry.

We reviewed the responses received against criteria developed to determine which responses required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template.

Template inquiry responses

We rely on the good faith efforts of our suppliers and subcontractors to provide us with reasonable representations of the processing facilities used to supply the necessary conflict minerals in our products. As a result of our inquiry via the Template, our suppliers and subcontractors reported to us a total of 139 smelters as sourcing 3TG during the 2015 calendar year. The table below2 summarizes the results of our inquiry with respect to each conflict mineral, indicating the percentage of reported smelters sourcing each metal which were CFS validated as of December 31, 2015 or, if not CFS validated as of such date, those which were actively engaged as of such date in the CFS program with a view towards becoming CFS validated (“Active Smelters”).  The table below also sets forth the percentage of Active Smelters which have been represented to us as sourcing their minerals either from recycled or scrap materials or from outside of the Covered Countries, as well as the percentage of Active Smelters in relation to which we have not been provided a declaration regarding country of origin or recycled or scrap sourcing. Information relating to CFS-validated smelters is extracted from the EICC database.  Information relating to Active Smelters is extracted from the responses to the Template which we sent to our first tier suppliers and subcontractors (i.e., those with which we are in direct contact).  The information presented in the below table represents the state of affairs as of December 31, 2015, but should not be interpreted as necessarily having applied consistently throughout the entire 2015 calendar year.  Although we have received, and regularly continue to receive, updates to the information presented in this table, we have presented it as of December 31, 2015 in order to coincide with the scope of this Report relating to the 2015 calendar year.

2 For the purposes of this table, the references to “L1” and “L2” are modeled after the EICC due diligence framework. The legend provided by the EICC is as follows (for clarification for purposes of this Report, neither of the “L1” nor the “L2” categories identified by the EICC in its due diligence framework includes the DRC or any of the other Covered Countries):

“L1” countries are those countries not identified as conflict regions or plausible areas of smuggling or export from these regions of conflict minerals.

“L2” countries are known or plausible countries for the smuggling, export out of region or transit of conflict minerals.

Conflict mineral	Number of smelters	Percentage of smelters which were CFS validated as of December 31, 2015 (1)	Percentage of smelters which were not CFS validated as of December 31, 2015 but were active in the CFS Program (“Active Smelters”)	Percentage of Active Smelters which have declared: (1) sourcing from L1/L2 countries or (ii) recycled or scrap sources (2)	Percentage of Active Smelters for which we have not been provided with a declaration regarding country of origin or recycled/scrap sources
Gold	57	100%	0%	N/A	N/A
Tantalum	20	100%	0%	N/A	N/A
Tin	47	97.9%	2.1%	0.0%	100.0%
Tungsten	15	100.0%	0.0%	N/A	N/A

(1) Based on EICC CFS program
(2) Based on information represented by suppliers and subcontractors

From the figures in the above table, we can conclude that approximately 99.3% of the smelters (based on the aggregate number of smelters when all four conflict minerals are taken into consideration) declared to us by our suppliers and subcontractors were validated by the CFS program as of December 31, 2015.  The 0.7% of smelters which were not validated by the CFS program as of December 31, 2015 is represented by one tin smelter, which was an Active Smelter as of December 31, 2015. We have also included in Appendix I to this Report a list of processing facilities as reported to us by our suppliers and subcontractors, their identification number as used by the CFS program and the number of suppliers which reported to us as having sourced 3TG from the particular facility during calendar year 2015.

Analysis of our products in light of due diligence results

Based on the information that is available to us, we are able to conclude that all tantalum, gold and tungsten-derived materials contained in our products originate from sources that were validated as of December 31, 2015 by way of the CFS program as being conflict-free.  Concerning tin, all but one of our potential sources thereof were validated as conflict-free by the CFS program as of December 31, 2015.  The one such non-validated source was an Active Smelter of tin as of December 31, 2015, which was only reported by one supplier as the source of materials on our behalf during calendar year 2015, and with respect to which we do not have evidence regarding the country of origin of the tin.  The data presented in the above table, as well as the related discussion in this Report, are current as of December 31, 2015, and we are not able to conclude that such data necessarily applied during the entire 2015 calendar year to which this Report relates.  For example, we know that 19 of the CFS-validated smelters set forth in Appendix I hereto reached such status during the course of 2015 (and not precisely on January 1, 2015).  As such, we are not in a position to know whether a certain 3TG material which was used in the manufacture of a product during 2015 originated with one of such smelters before or after it was validated by the CFS program.

3.	Further Risk Mitigation

Discussion is included below as to certain efforts we are making, and will continue to make, to further mitigate the risk that our necessary conflict minerals do not benefit armed groups, including steps we are taking to improve our due diligence.

Mitigating the effects of multi-sourcing

Certain of the challenges we encountered in our due diligence were a result of multi-sourcing.  We conduct business with a large number of suppliers in obtaining the materials required for our products, in an effort to ensure continuity in our supply chain.  Those suppliers, in turn, work with a large number of smelters and refiners to source materials (including conflict minerals) which ultimately are contained in our products.  As a consequence, each of our material parts is linked to several suppliers and, consequently, to several smelters, each with a potentially differing conflict mineral status.

Our suppliers also service other semiconductor manufacturers and other electronics industry participants whose supply needs may or may not coincide with ours.  Accordingly, the total number of smelters from which our suppliers source materials may exceed the number of such smelters whose conflict minerals are ultimately contained in our products.

Currently, the representations included within the responses to our Template inquiries which we receive from our suppliers and subcontractors cover all smelters providing materials to them, and do not necessarily correlate solely to the smelters whose minerals are contained only in our products (and not in those of other customers of such suppliers and subcontractors without also being contained in our products).  This adds further complexity to linking the conflict minerals used in a particular product category to a specific source of origin, as the list of all potential smelters provided by our suppliers may be broader than the list of only those smelters from which our suppliers source conflict minerals for use in our product categories (and may include smelters sourcing conflict minerals for end use by other customers of such suppliers and not us).

A result of this complexity is that we are forced to include all smelters providing materials to our suppliers and subcontractors when performing our due diligence on the origin of the conflict minerals contained in our products, as our suppliers and subcontractors do not always provide us with a list that excludes the smelters whose conflict minerals are not contained in our products.  In relation to calendar year 2015, a total of 36 new smelters were reported to us by our suppliers and subcontractors, which were not reported to us in relation to calendar year 2014.

One method in which we expect to improve our due diligence is to continue to work with our suppliers and subcontractors with a view to obtaining certifications which are better tailored only to our end products, as opposed to blanket company-wide certifications from each supplier or subcontractor.  For example, the Template contains a reporting category in which reporting parties can more specifically link a particular smelter to a particular product, which we will encourage our suppliers and subcontractors to complete.  During the 2015 calendar year, we made progress with certain of our suppliers in obtaining more specific disclosures which are more closely aligned with our actual sourcing of materials.  As a result of this effort, we may be able to eliminate in the future certain smelters from the list of potential smelters from which the conflict minerals contained in our products may originate.  During 2015, we were also able to discontinue sourcing of materials from one tin smelter and four tungsten smelters from which we had sourced materials during 2014, in a continuing effort to depart from non-CFS validated sources within our supply chain.  Those five smelters are identified in Table 3 of Appendix 1 to this Report.

Additional initiatives

We do not directly conduct business with most of the smelters from which the conflict minerals in our products originate.  We have, however, conducted our own investigative research with respect to certain smelters, which is aimed at supplementing information available to us through the CFS program.  We also have maintained direct contact with certain smelters which previously did not participate in the CFS program, and we have succeeded in influencing them first to become “Active Smelters” (as defined above), then to reach full CFS validation.  We expect our continuing efforts to focus on increasing and maintaining compliance by our suppliers and subcontractors with the CFS program as applies to the smelters and refiners from which such suppliers and subcontractors source the conflict minerals which are ultimately contained in our products.

A significant portion of our supply chain is not required to file reports with the SEC under Sections 13(a) or 14(d) of the Securities Exchange Act of 1934, and is therefore not concerned by reporting obligations pursuant to the Rule. Accordingly, the influence that we are able to exert on our supply chain is due in large part to market forces created as a result of a cumulative effort by us and other participants in the electronics industry to ensure compliance with the CFS program by their lower tier providers.  In general, we intend to continue to request that our suppliers and subcontractors not source materials for us from any smelters which have not been validated by the CFS program (and to discontinue sourcing from any smelters which fail to maintain their CFS validation status).

Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this Report that are not historical facts are statements of future expectations and other forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934, each as amended) that are based on management’s current views and assumptions, and are conditioned upon and also involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially and adversely from those anticipated by such forward-looking statements.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as “believes”, “expects”, “may”, “are expected to”, “should”, “would be”, “seeks” or “anticipates” or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Report as anticipated, believed or expected.  We do not intend, and do not assume any obligation, to update any information or forward-looking statements set forth in this Report to reflect subsequent events or circumstances.

Appendix I

Lists of Processing Facilities

Table 1: Processing facilities reported in our supply chain in relation to calendar year 2015 which were validated by the CFS program as of December 31, 2015
Metal	Smelter Name	Smelter Identification	Number of suppliers which reported having sourced materials from this facility during calendar year 2015
Gold	Aida Chemical Industries Co., Ltd.	CID000019	5
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	6
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058	6
Gold	Argor-Heraeus SA	CID000077	20
Gold	Asahi Pretec Corporation	CID000082	13
Gold	Asahi Refining Canada Limited	CID000924	13
Gold	Asahi Refining USA Inc.	CID000920	16
Gold	Asaka Riken Co., Ltd.	CID000090	2
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	3
Gold	Aurubis AG	CID000113	8
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	3
Gold	Boliden AB	CID000157	3
Gold	C. Hafner GmbH + Co. KG	CID000176	4
Gold	CCR Refinery – Glencore Canada Corporation	CID000185	4
Gold	Chimet S.p.A.	CID000233	6
Gold	Dowa	CID000401	8
Gold	Eco-System Recycling Co., Ltd.	CID000425	5
Gold	Elemetal Refining, LLC	CID001322	10
Gold	Heimerle + Meule GmbH	CID000694	6
Gold	Heraeus Ltd. Hong Kong	CID000707	32
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	27
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	10
Gold	Istanbul Gold Refinery	CID000814	3
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	9
Gold	Kennecott Utah Copper LLC	CID000969	6
Gold	Kojima Chemicals Co., Ltd.	CID000981	6
Gold	LS-NIKKO Copper Inc.	CID001078	9
Gold	Materion	CID001113	7
Gold	Matsuda Sangyo Co., Ltd.	CID001119	13
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	9
Gold	Metalor Technologies SA	CID001153	34
Gold	Metalor USA Refining Corporation	CID001157	8
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	CID001161	1
Gold	Mitsubishi Materials Corporation	CID001188	12

Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	10
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220	2
Gold	Nihon Material Co., Ltd.	CID001259	12
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	3
Gold	PAMP SA	CID001352	6
Gold	PX Précinox SA	CID001498	1
Gold	Rand Refinery (Pty) Ltd.	CID001512	8
Gold	Republic Metals Corporation	CID002510	2
Gold	Royal Canadian Mint	CID001534	12
Gold	SEMPSA Joyería Platería SA	CID001585	4
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	13
Gold	Solar Applied Materials Technology Corp.	CID001761	7
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	12
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	23
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	8
Gold	Tokuriki Honten Co., Ltd.	CID001938	7
Gold	Umicore SA Business Unit Precious Metals Refining	CID001980	12
Gold	United Precious Metal Refining, Inc.	CID001993	7
Gold	Valcambi SA	CID002003	6
Gold	Western Australian Mint trading as The Perth Mint	CID002030	18
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100	2
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	4
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CID002243	2
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	1
Tantalum	Conghua Tantalum and Niobium Smeltery	CID000291	2
Tantalum	F&X Electro-Materials Ltd.	CID000460	7
Tantalum	Global Advanced Metals Boyertown	CID002557	15
Tantalum	H.C. Starck Co., Ltd.	CID002544	9
Tantalum	H.C. Starck GmbH Goslar	CID002545	15
Tantalum	H.C. Starck GmbH Laufenburg	CID002546	9
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	8
Tantalum	H.C. Starck Inc.	CID002548	16
Tantalum	H.C. Starck Ltd.	CID002549	8
Tantalum	H.C. Starck Smelting GmbH & Co.KG	CID002550	9
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	3
Tantalum	Mitsui Mining & Smelting	CID001192	2
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	16
Tantalum	Plansee SE Liezen	CID002540	2
Tantalum	Plansee SE Reutte	CID002556	1
Tantalum	Solikamsk Magnesium Works OAO	CID001769	6
Tantalum	Taki Chemicals	CID001869	2
Tantalum	Ulba Metallurgical Plant JSC	CID001969	20
Tantalum	Zhuzhou Cemented Carbide	CID002232	1
Tin	Alpha	CID000292	4
Tin	China Tin Group Co., Ltd.	CID001070	1

Tin	Cooperativa Metalurgica de Rondônia Ltda.	CID000295	9
Tin	CV Serumpun Sebalai	CID000313	1
Tin	CV United Smelting	CID000315	17
Tin	Dowa	CID000402	1
Tin	Elmet S.L.U. (Metallo Group)	CID002774	2
Tin	EM Vinto	CID000438	16
Tin	Fenix Metals	CID000468	10
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	24
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	1
Tin	Magnu’s Minerais Metais e Ligas Ltda.	CID002468	3
Tin	Malaysia Smelting Corporation (MSC)	CID001105	29
Tin	Metallo-Chimique N.V.	CID002773	26
Tin	Mineração Taboca S.A.	CID001173	25
Tin	Minsur	CID001182	34
Tin	Mitsubishi Materials Corporation	CID001191	13
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	1
Tin	Operaciones Metalurgical S.A.	CID001337	18
Tin	PT Aries Kencana Sejahtera	CID000309	3
Tin	PT Artha Cipta Langgeng	CID001399	3
Tin	PT ATD Makmur Mandiri Jaya	CID002503	2
Tin	PT Babel Inti Perkasa	CID001402	4
Tin	PT Bangka Tin Industry	CID001419	13
Tin	PT Belitung Industri Sejahtera	CID001421	5
Tin	PT BilliTin Makmur Lestari	CID001424	2
Tin	PT Bukit Timah	CID001428	20
Tin	PT DS Jaya Abadi	CID001434	8
Tin	PT Eunindo Usaha Mandiri	CID001438	5
Tin	PT Inti Stania Prima	CID002530	3
Tin	PT Justindo	CID000307	2
Tin	PT Mitra Stania Prima	CID001453	9
Tin	PT Panca Mega Persada	CID001457	3
Tin	PT Prima Timah Utama	CID001458	3
Tin	PT Refined Bangka Tin	CID001460	7
Tin	PT Sariwiguna Binasentosa	CID001463	7
Tin	PT Stanindo Inti Perkasa	CID001468	19
Tin	PT Timah (Persero) Tbk Kundur	CID001477	23
Tin	PT Timah (Persero) Tbk Mentok	CID001482	41
Tin	PT Tinindo Inter Nusa	CID001490	11
Tin	PT Wahana Perkit Jaya	CID002479	2
Tin	Rui Da Hung	CID001539	2
Tin	Soft Metais Ltda.	CID001758	2
Tin	Thaisarco	CID001898	31
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036	6
Tin	Yunnan Tin Group (Holding) Company Limited	CID002180	9
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	1

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	1
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	8
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	18
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	11
Tungsten	Global Tungsten & Powders Corp.	CID000568	11
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	1
Tungsten	H.C. Starck GmbH	CID002541	4
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	7
Tungsten	Japan New Metals Co., Ltd.	CID000825	4
Tungsten	Kennametal Huntsville	CID000105	1
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	1
Tungsten	Wolfram Bergbau und Hütten AG	CID002044	2
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	36
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	13

Table 2: Processing facilities reported in our supply chain in relation to calendar year 2015 which were not validated by the CFS program as of December 31, 2015, but were as of such date actively engaged with a view towards becoming CFS validated (Active Smelters)

Metal	Smelter Name	Smelter Identification	Number of suppliers which reported having sourced materials from this facility during calendar year 2015
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	1

Table 3: Non-CFS validated processing facilities reported in our supply chain in relation to calendar year 2014 from which we discontinued sourcing during calendar year 2015
Metal	Smelter Name	Smelter Identification
Tin	PT Bangka Putra Karya	CID001412
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CID000345
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Kennametal Fallon	CID000966
Tungsten	Wolfram Company CJSC	CID002047